Exhibit 3.119

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MARTINSBURG VENTURES, L.L.C.

This Second Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”) is entered into as of this 4th day of August, 2008 by Toll Land XXI Limited Partnership, a Virginia limited partnership (the “Sole Member”).

WHEREAS, Martinsburg Ventures, L.L.C. (the “Company”) was formed on February 5, 2004 upon the filing of the Articles of Organization with the Virginia State Corporation Commission;

WHEREAS, the Sole Member acquired 100% of the membership interests of the Company on September 28, 2005;

WHEREAS, the Sole Member entered into an Amended and Restated Limited Liability Company Operating Agreement, dated September 29, 2005 (the “Amended Agreement”);

WHEREAS, the Sole Member now desires to further amend and restate the Company’s Amended Agreement.

NOW THEREFORE, the Sole Member, by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to the Virginia Limited Liability Company Act, as may be amended from time to time (the “Act”), upon the following terms and conditions:

1.	Name. The name of the limited liability company is “Martinsburg Ventures, L.L.C.”

2.	Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted and promoted by the Company is the acquisition, investment and ownership in real property, and other lawful acts permitted by the Act.

3.	Fiscal Year. The fiscal year of the Company shall end on the fiscal year end required for U.S. federal income tax purposes. The Sole Member is authorized to make all elections for tax or other purposes as they may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

4.

Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objectives and purposes of the Company and to perform all acts in furtherance thereof, including, without limitation, (i) to execute and deliver any and all documents and instruments which may be necessary or desirable to carry on the business of the

Company, including, without limitation, any and all deeds, contracts, leases, zoning permits and applications, and (ii) to take any and all other actions it deems necessary, desirable, convenient or incidental for the furtherance of the objectives and purposes of the Company and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act.

5.	Registered Office. The address of the registered office of the Company in the Commonwealth of Virginia is c/o CT Corporation System, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060.

6.	Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Virginia are CT Corporation System, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060.

7.	Member. The name and mailing address of the Sole Member is set forth on Exhibit A attached to this Agreement.

8.	Management.

(i) The Sole Member hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (each of such managers of the Company being hereinafter referred to individually as a “Manager” and collectively as the “Board” or “Managers”) and hereby consents to the election of Robert I. Toll, Zvi Barzilay and Joel H. Rassman as Managers of the Company. The Board shall in each case act by a majority of Managers in office.

(ii) The Managers shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of the Sole Member, by operation of law, by order or decree of any court of competent jurisdiction, or by voluntary resignation of a Manager.

(iii) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of the Sole Member shall be required to designate a new manager.

9.	Officers.

(i) The Board is hereby authorized to appoint one or more officers of the Company (each of such officers of the Company being hereinafter referred to individually as an “Officer” and collectively as the “Officers”), including, without limitation, a President, one or more Executive Vice Presidents, a Regional President, a Group President, one or more Senior Vice Presidents and Division Senior Vice Presidents, one or more Vice Presidents and Division Vice Presidents, a Treasurer, a Secretary (each of such Officers of the Company being hereinafter referred to individually as a “Principal Officer” and collectively as the “Principal Officers”), one or more Assistant Vice Presidents and Division Assistant Vice Presidents and one or more Assistant Secretaries. By execution hereof, the Sole Member hereby appoints as the Officers the persons specified in Exhibit B attached hereto, who shall hold the office set forth opposite his or her name.

(ii) Each Principal Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company, without the need for a separate resolution of the Board, any and all such contracts, certificates, agreements, deeds, instruments and other documents, and to take any such actions, as deemed necessary or appropriate to carry on the business of the Company.

(iii) Each Principal Officer shall have delegated to him or her the authority and power, without the need for a separate resolution of the Board, to authorize another Officer to execute and deliver, on behalf of the Company, any and all such contracts, certificates, agreements, deeds, instruments and other documents, and to take any such actions, as deemed necessary or appropriate to carry on the business of the Company, all as may be set forth in a written delegation of authority executed by the Principal Officer. Any person or entity dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, deed, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer.

10.

Exculpation and Indemnification. In the event that the Sole Member, or any of its direct or indirect partners, directors, officers, stockholders, employees, agents, affiliates or controlling persons, including, without limitation, any Manager or Officer (collectively, the “Indemnified Persons”, each, including such Member, an “Indemnified Person”), becomes involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, the “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 10 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 10 shall be limited to the Company’s assets, and no Member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

11.	Admission. The Sole Member is hereby deemed admitted as the sole member of the Company upon its execution and delivery of this Agreement.

12.	Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Sole Member, as sole member.

13.	Distributions. Distributions shall be made to the Sole Member, as sole member.

14.	Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any affiliate, director, officer, partner or controlling person of the Sole Member shall be obligated personally for any such debt, obligation or liability of the Company.

15.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

16.	Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Sole Member.

[SIGNATURE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

TOLL LAND XXI LIMITED PARTNERSHIP
SOLE MEMBER

BY:	TOLL VA GP CORP.
General Partner

By:
Mark J. Warshauer
Vice President

EXHIBIT A

Sole Member	Address

Toll Land XXI Limited Partnership	250 Gibraltar Road
Horsham, PA 19044

EXHIBIT B

OFFICER LIST